EXHIBIT 99.1

NRG Energy Surpasses Post-Merger Goals for Balance Sheet Efficiencies

PRINCETON, NJ; June 5, 2013 – NRG Energy, Inc. (NYSE: NRG) has exceeded its post-merger goals for balance sheet efficiencies through the successful repricing of its senior credit facilities and the redemption of GenOn’s Senior Notes due 2014 of $575 million announced on May 24.

NRG repriced its $1.57 billion Term Loan B due 2018, reducing the spread from 2.5% to 2%, and increased the amount by $450 million to a total of $2.02 billion. Also, NRG repriced its $2.3 billion revolving credit facility, extending the maturity by two years to 2018 and reducing the spread from 2.75% to 2.25%. The company also was able to increase the facility by $200 million to $2.5 billion.

These transactions will result in annualized interest savings of $49 million beginning in 2014.

“Since completing last year’s merger with GenOn Energy we have been focused on meeting our goals to reduce debt and maximize our balance sheet efficiencies. These transactions are another example of our ability to not just meet, but exceed expectations,” said Kirk Andrews, Chief Financial Officer. “We will continue to look for additional ways to increase our efficiencies and deliver outstanding financial results to our shareholders.”

About NRG

NRG is at the forefront of changing how people think about and use energy. We deliver cleaner and smarter energy choices for our customers, backed by the nation’s largest independent power generation portfolio of fossil fuel, nuclear, solar and wind facilities. A Fortune 500 company, NRG is challenging the U.S. energy industry by becoming the largest developer of solar power, building the first privately-funded electric vehicle charging infrastructure, and providing customers with the most advanced smart energy solutions to better manage their energy use. In addition to 47,000 megawatts of generation capacity, enough to supply nearly 40 million homes, our retail electricity providers – Reliant, Green Mountain Energy and Energy Plus – serve more than two million customers. More information is available at www.nrgenergy.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

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Contacts:

Media:	Investors:
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

David Knox	Andy Davis
713.537.2130	609.524.4527